EXHIBIT 10.1

CAPSTEAD MORTGAGE CORPORATION
2021 ANNUAL INCENTIVE COMPENSATION PROGRAM

Purpose:

Capstead Mortgage Corporation (the “Company”) has established the 2021 Annual Incentive Compensation Program (the “2021 Short Term Program”) to implement the Company’s short-term incentive pay program in an effort to:  (i) align executive variable cash compensation with the annual objectives of the Company, (ii) motivate executives to create sustained stockholder value, and (iii) ensure retention of key executives by ensuring that cash compensation remains competitive.

Participants:	Executive officers of the Company designated by the Compensation Committee.
Payout Criteria:

The formula and performance-based methodology for determining annual incentive compensation is adopted effective January 1, 2021.  The “target” payment under the 2021 Short Term Program for each executive officer will be 125% of his base salary at January 1, 2021, with the award, if any, payable in cash.

The criteria for payment to participants under the 2021 Short Term Program and the weighting of such criteria is as follows:

Performance Metrics and Weighting

•     10% of the payout is calculated based on a Relative Operating Efficiency metric, as measured against Peer mREITs (as defined below)

•     70% of the payout is calculated based on an Absolute Economic Return metric

•     20% of payout is calculated based on performance against Individual Objectives

Payout Factors:

The payout factor for the Relative Operating Efficiency metric is 0% - 150%, rounded to the nearest whole percentage, based on actual performance against approved objectives, as more fully described below.

The payout factor for the Absolute Economic Return metric is 0% - 200%, rounded to the nearest whole percentage, based on actual performance against approved objectives, as more fully described below.

The payout factor for the Individual Objectives metric is 0% - 150%, based on actual individual performance as measured against approved individual objectives.

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Relative Operating Efficiency, as measured against Peer mREITs:

A portion of the payout of each participant’s total award pursuant to the 2021 Short Term Program will be based on relative operating efficiency of the Company, as compared with each of the Company’s peers which invest in a variety of mortgage instruments, as selected by the Compensation Committee (the “Peer mREITs”).  The operating efficiency will be calculated based on the ratio of total general and administrative costs, including management fees, to long-term investment capital (defined as average stockholders’ equity plus average long-term unsecured borrowings), calculated for the 2021 calendar year.  The portion of each participant’s total payout attributable to Relative Operating Efficiency as measured against Peer mREITs will equal 10% of the target award multiplied by the applicable payout factor.

The payout factor for Relative Operating Efficiency, as measured against Peer mREITs will be calculated as follows:

	Performance Level	Relative Operating Efficiency Percentile, as Measured Against Peer mREITs	Payout Factor, as a Percentage of Target
	Below Threshold	<85th Percentile	0%
	Threshold	85th Percentile	50%
	Target	90th Percentile	100%
	Maximum	≥95th Percentile	150%

If the Company’s Relative Operating Efficiency, as measured against Peer mREITs, equals or exceeds the 85th percentile when ranked against each of the Peer mREITs, the payout factor as a percentage of the target payout will be determined using a straight-line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, based on the actual percentile ranking of the Company relative to the Peer mREIT group.  By way of example, a ranking in the 87th percentile would result in a payout factor of 70%, and a ranking in the 92th percentile would result in a payout factor of 120%.

Absolute Economic Return:

A portion of the payout of each participant’s total award pursuant to the 2021 Short Term Program will be based on absolute economic return of the Company.  The absolute economic return for the Company will be calculated as the respective change in book value per share of common stock of the Company plus dividends declared per share of common stock during 2021, divided by beginning per share book value (“Absolute Economic Return”).  The portion of each participant’s total payout attributable to Absolute Economic Return will equal 70% of the target award multiplied by the applicable payout factor.

	The payout factor for Absolute Economic Return will be calculated as follows:
	Performance Level	Absolute Economic Return	Payout Factor, as a Percentage of Target
	Below Threshold	≤ 2.0%	0%
	Target	5.0%	100%
	Maximum	≥10.0%	200%

If the Company’s Absolute Economic Return exceeds 2.0%, the payout factor as a percentage of the target payout will be determined using a straight-line interpolation between the threshold and target performance levels or the target and maximum performance levels, as the case may be, depending upon the actual Absolute Economic Return of the Company.  By way of example, an Absolute Economic Return of 3.5% would result in a payout factor of 50% of the target award, and an Absolute Economic Return or 7.5% would result in a payout factor of 150% of the target award.

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Individual Objectives:

A portion of the payout of each participant’s total award pursuant to the 2021 Short Term Program will be based on attaining individual objectives set by the Compensation Committee.  The individual performance metric will be measured against the attainment of certain specified individual objectives. The portion of each participant’s total payout attributable to Individual Objectives will equal 20% of the target award multiplied by the applicable payout factor.

The payout factor for the Individual Objective metric will range from 0% to 150%, based on the individual’s performance rating measured against specific individual objectives as determined by the Compensation Committee.

Plan Year:	The 2021 Short Term Program will correspond with the Company’s 2021 fiscal year.
Eligibility:

Eligibility is limited to the executive officers of the Company. Participants must be actively employed by the Company on the last working day of the Plan Year to receive an incentive award, except as otherwise provided below or by regulatory provisions. If a participant dies, becomes disabled, or retires prior to the payment of awards, or if a participant’s job is eliminated and such job elimination makes the participant eligible to receive benefits under a Company severance plan or policy, the participant may receive a payout, at the time other incentive awards are paid, based on actual time in the position and actual results of the Company. Eligibility and individual target amounts may be prorated. A participant’s year-end base salary will be used to calculate the incentive award in the case of those individuals actively employed by the Company on the last working day of the Plan Year. A participant’s base salary at the time of death, disability, retirement, or job elimination will be used to calculate the pro-rated incentive award in those specific circumstances. All proration of incentive awards will be calculated based on whole month participation.

Definitions:

“Disability” is defined as permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Service Code (“Code”).

“Retirement” is defined as (i) age fifty-five (55), so long as the participant has completed at least ten (10) years of continuous service immediately prior to retirement, or (ii) age sixty-five (65).

“Actively Employed” is defined as the participant must not have been terminated prior to the identified date.

Repayment Provision:

The Participant in the 2021 Short Term Program agrees and acknowledges that this program is subject to any policies that the Compensation Committee of the Board of Directors may adopt from time to time with respect to the repayment to the Company of any benefit received pursuant to the program, including “clawback” policies.

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